FIRST AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, made and entered into effective as of the 1st day of March, 2019, by and between CM ADVISORS FAMILY OF FUNDS, a Delaware statutory trust (the "Trust"), on behalf of the CM Advisors Small Cap Value Fund (formerly known as the CM Advisors Value Fund), a series of shares of the Trust (the “Fund”), and Van Den Berg Management I, Inc., d/b/a CM Fund Advisors, a Texas corporation (the "Advisor").

WHEREAS, the parties have previously entered into that certain Investment Advisory Agreement originally effective April 14th, 2011, with respect to the Fund (the "Agreement");

WHEREAS, the Agreement has been continued from time to time by the parties as provided therein;

WHEREAS, the parties desire to amend the Agreement to reduce the compensation due to the Advisor under the Agreement;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Trust and the Advisor do mutually promise and agree as follows:

1.	Section (3) of the Agreement is hereby modified and amended to read as follows:

“3. Compensation of the Advisor. The Fund will pay to the Advisor an investment advisory fee (the "Fee") equal to an annualized rate of 0.85% of the average daily net assets of the Fund. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund's Prospectus and/or Statement of Additional Information, and shall be paid to the Advisor by the Fund within five (5) days after such calculation.”

Except as amended as provided above, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized officers on the date first above written.

ATTEST:	CM ADVISORS FAMILY OF FUNDS

/s/ Nicole A. Russo-Okamoto	/s/ Scott Van Den Berg
Nicole A. Russo-Okamoto	By:	Scott Van Den Berg
	Title:	Secretary, Trustee

ATTEST	VAN DEN BERG MANAGEMENT I, INC. D/B/A CM FUND ADVISORS

/s/ Nicole A. Russo-Okamoto	/s/ Scott Van Den Berg
Nicole A. Russo-Okamoto	By:	Scott Van Den Berg
	Title:	President